As  filed  with  the Securities and Exchange Commission on August 31, 1995.
                                               Registration No. 33-________


              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                       ________________
                           FORM S-3
                    REGISTRATION STATEMENT
                             under
                  The Securities Act of 1933
                    _______________________
                      IES UTILITIES INC.
      (Exact Name of Registrant as Specified in Charter)

        IOWA                                   42-0331370
(State of Incorporation)              (IRS Employer Identification Number)

                           IES Tower
                     200 First Street S.E.
                   Cedar Rapids, Iowa 52401
                        (319) 398-4411
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                    _______________________
                     Stephen W. Southwick
          Vice President, General Counsel & Secretary
                      IES Utilities Inc.
                     200 First Street S.E.
                   Cedar Rapids, Iowa 52401
                        (319) 398-8147
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                    _______________________
      Approximate date of commencement of proposed sale of securities to the public: From time to time after this Registration Statement becomes effective.
                    _______________________
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ______

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ___X___

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ______


                CALCULATION OF REGISTRATION FEE


 Title of Each Class      Proposed Maximum        Amount  of
 of Securities to be     Aggregate Offering    Registration Fee
      Registered             Price (1)               (1)

   Debt Securities          $250,000,000           $86,207

(1) Estimated solely for the purpose of calculating the amount of the registration fee.


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



PROSPECTUS

         Subject to Completion, Dated August 31, 1995

                         $250,000,000

                      IES UTILITIES INC.

                        DEBT SECURITIES



      IES Utilities Inc. (the "Company") may from time to time issue up to $250,000,000 aggregate principal amount of its various debt securities, including Collateral Trust Bonds (collectively referred to as "Securities"), in one or more series, at prices and on terms to be determined at the time of sale. The terms of the Securities in respect of which this Prospectus is being delivered, including, where applicable, the series designation, the principal amount of the series, the maturity, the rate and time of payment of interest, the initial public offering price, the provisions for redemption and other provisions, will be set forth in one or more Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of offering of the Securities.

                      ___________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
    OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                   _________________________

      The Securities may be sold by the Company through underwriters, dealers or agents, or directly to one or more purchasers pursuant to terms fixed at the time of sale. The Prospectus Supplement will set forth the names of the underwriters, dealers or agents, if any, any applicable commissions or discounts, and the net proceeds to the Company from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers or agents.



       The date of this Prospectus is August ___, 1995.



                     AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the SEC's regional offices located at 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60601 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports and other information concerning the Company can be inspected at the principal office of the Company, 200 First Street S.E., Cedar Rapids, Iowa 52401.

      The Company has filed with the SEC a registration statement on Form S-3 (herein together with all amendments and exhibits referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted  in accordance with the rules and regulations  of  the
SEC. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may also be obtained from the SEC at prescribed rates.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC
pursuant  to  the  Exchange  Act  are  incorporated  in   this
Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, and June 30, 1995; and

          3.   The Company's Current Reports on Form 8-K dated
          March 15, 1995, April 27, 1995 and May 15, 1995.

           All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents; provided, however, that documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act prior to the end of the fiscal year covered by the most recent Annual Report on Form 10-K of the Company shall not be deemed to be incorporated herein by reference or to be a part hereof from and after the date of the filing of such Annual Reports on Form 10-K. The documents incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a Prospectus Supplement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to Incorporated Documents and should be read in conjunction therewith.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this
Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the Incorporated Documents (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to William Jurgensen, Director of Shareholder Services, IES Industries Inc., 200 First Street S.E., Cedar Rapids, Iowa 52401, telephone (319) 398-7755.

      No person has been authorized to give any information or make any representation not contained in this Prospectus or, with respect to any Security, the Prospectus Supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus and a Prospectus
Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of that Prospectus Supplement.

                       TABLE OF CONTENTS

AVAILABLE INFORMATION                                         2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE               2

THE COMPANY                                                   3

USE OF PROCEEDS                                               4

SELECTED CONSOLIDATED FINANCIAL INFORMATION                   5

PLAN OF DISTRIBUTION                                          6

DESCRIPTION OF THE BONDS                                      6

DESCRIPTION OF THE 1940 INDENTURE                            18

DESCRIPTION OF THE ISU 1923 INDENTURE                        24

EXPERTS                                                      28

LEGAL MATTERS                                                28


                          THE COMPANY

      The Company was incorporated under the laws of the State of Iowa on May 25, 1925. The Company is a public utility operating company with all of its operations in the State of Iowa and is a wholly-owned subsidiary of IES Industries Inc. ("Industries"), a public utility holding company. The Company is the surviving corporation following the merger on December 31, 1993 (the "Merger") of Iowa Southern Utilities Company ("Iowa Southern" or "ISU") with and into Iowa Electric Light and Power Company ("IE"). The surviving corporation was subsequently renamed IES Utilities Inc.

     The Company supplies electric energy and natural gas to a service area with an estimated population of approximately 1,180,000. For the twelve months ended December 31, 1994, the Company derived approximately 78% of its revenues from the sale of electric energy and approximately 20% from the sale of natural gas. At December 31, 1994, the Company provided service to approximately 330,000 electric and 173,000 natural gas retail customers as well as 32 resale customers in more than 550 Iowa communities. The Company's principal executive offices are located at 200 First Street S.E., Cedar Rapids, Iowa 52401, telephone (319) 398-4411.

      Additional information concerning the Company and its operations is contained in the Incorporated Documents, to which reference is hereby made.

                        USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement or a supplement thereto, the Company intends to use the net proceeds to be received from the issuance and sale of the Securities offered hereby to reduce short-term debt, to retire in October 1995, $50 million principal amount of the Company's First Mortgage Bonds, Series X, 9.42% due 1995, and to retire in September 1996, $15 million principal amount of the Company's First Mortgage Bonds, Series J, 6 1/4% due 1996, and for general corporate purposes, including the Company's construction program.


          SELECTED CONSOLIDATED FINANCIAL INFORMATION
         (In thousands, except percentages and ratios)

     The financial data presented below should be read in conjunction with the Company's consolidated financial statements and notes thereto which are incorporated by reference in this Prospectus.

                     Twelve
                  Months Ended           Year Ended December  31,
                 June 30, 1995
                  (unaudited)   1994      1993      1992      1991      1990
Income Summary:
  Operating
    revenues        $675,844  $685,366  $713,750  $610,262  $621,993  $595,477
  Operating
    income           126,903   135,591   143,329   100,361   101,600    96,225
  Net income          54,240    61,210    67,970    45,291    47,563    45,969
  Dividend
    requirements on
    preferred stock      914       914       914     1,729     2,170     2,400
  Net income
    available for
    common stock(1)   53,326    60,296    67,056    43,562    45,393    43,569

Cash dividends
  declared on common
  stock               53,000    52,000    31,300    24,721    45,321    49,516

Ratio of earnings
  to fixed charges(2)   2.88      3.18      3.41      2.49       2.64     2.65



                                   June 30, 1995 (unaudited) (3)

                                                      Percent of
                                    Actual          Capitalization
Capitalization Summary:
  Long-term debt                  $480,503               48.0%
  Preferred stock                   18,320                1.8%
  Common equity                    503,397               50.2%
 Total                          $1,002,220              100.0%


(1)  All  of  the  Company's  common stock  is  owned  by  IES
     Industries Inc.

(2) For purposes of computation of these ratios (a) earnings have been calculated by adding fixed charges and federal and state income taxes to net income; (b) fixed charges consist of interest (including amortization of debt expense, premium and discount) on long-term and other debt, and the estimated interest component of rents.

(3) Does not reflect the issuance of the Securities or the use of the proceeds thereof.


                     PLAN OF DISTRIBUTION

     The Company may sell the Securities in any of three ways:
(i) through underwriters or dealers, (ii) directly to one or more purchasers, or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of any offering of the Securities, including the names of any underwriters or agents, the purchase price of such Securities, and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any of such Securities are purchased. The initial public offering prices and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus
Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a reasonable efforts basis for the period of its appointment.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters, or dealers to solicit offers by certain specified institutions to purchase the Securities at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such Prospectus Supplement or a supplement thereto. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

     Any underwriters, dealers, or agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company or its affiliates in the ordinary course of business.

                   DESCRIPTION OF THE BONDS

General

      The Securities may be issued from time to time in one or more series. If the Securities are issued as Collateral Trust Bonds ("Bonds"), those Bonds will be issued in one or more series as fully registered bonds, without coupons, under an Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993 (the "Original Mortgage"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), as amended and supplemented. The Original Mortgage as amended and supplemented by various supplemental indentures including one or more supplemental indentures relating to the Bonds, is hereinafter referred to as the "Mortgage." The summaries herein concerning the Bonds do not purport to be complete and are subject to the detailed provisions of the Mortgage, a copy of which was previously filed with the Commission, is listed as an exhibit to the Registration Statement of which this Prospectus is a part, and is incorporated herein by reference. Capitalized terms used herein which are not otherwise defined in this Prospectus have the meanings ascribed thereto in the Mortgage. Wherever particular provisions of the Mortgage or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such reference. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the Mortgage.

      The Mortgage provides that, in addition to Collateral Trust Bonds, additional debt securities may be issued thereunder, without limitation as to the aggregate principal amount. (See "Issuance of Additional Securities" below.) The Bonds will be secured equally and ratably with all other securities issued under the Mortgage.

Terms of Specific Series of the Bonds

      Reference is made to the Prospectus Supplement, or a supplement thereto, for a description of the following terms of the series of Bonds in respect of which this Prospectus is being delivered: (i) the title of such Bonds; (ii) the limit, if any, upon the aggregate principal amount of such Bonds;
(iii) the date or dates on which the principal of such Bonds is payable; (iv) the rate or rates at which such Bonds will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable ("Interest Payment Dates"); and the regular record dates for the interest payable on such Interest Payment Dates;
(v) the option, if any, of the Company to redeem such Bonds and the periods within which or the dates on which, the prices at which and the terms and conditions upon which, such Bonds may be redeemed, in whole or in part, upon the exercise of such option; (vi) the obligation, if any, of the Company to redeem or purchase Bonds pursuant to any sinking fund or analogous provisions or at the option of the Holder (as hereinafter defined) and the periods within which or the dates on which, the prices at which and the terms and conditions upon which, such Bonds will be redeemed, in whole or in part, pursuant to such obligation; (vii) the denominations in which such Bonds will be issuable; (viii) whether such Bonds are to be issued in whole or in part in the form of one or more global Bonds and, if so, the identity of the depositary for such global Bonds; and (ix) any other terms of such Bonds not inconsistent with the provisions of the Mortgage.

Payment of Bonds; Transfers; Exchanges

      Except as may be provided in the applicable Prospectus Supplement, or a supplement thereto, interest, if any, on each Bond payable on each Interest Payment Date will be paid to the person in whose name such Bond is registered (the registered holder of any Bond being hereinafter called a "Holder") as of the close of business on the regular record date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or acceleration of maturity or otherwise, hereinafter "Maturity") will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Bond, such defaulted interest may be payable to the Holder of such Bond as of the close of business on a date selected by the Trustee which is not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Bond may be listed, if the Trustee deems such manner of payment practicable. (Section 307)

      Principal  of and premium, if any, and interest  on  the
Bonds at Maturity will be payable upon presentation of the Bonds at the office of the Trustee in Chicago, Illinois or, at the option of the Holder, at the principal corporate trust office of The First National Bank of Chicago in New York, New York. The transfer of Bonds may be registered, and the Bonds may be exchanged for other Bonds of the same series and tranche, of authorized denominations of like tenor and aggregate principal amount, at the office of The First National Bank of Chicago in New York, New York as Bond Registrar for the Bonds. The Company will not be required to issue, and no Bond Registrar will be required to register the transfer of or to exchange (a) Bonds of any series (including the Bonds offered hereby) during a period of 15 days prior to giving any notice of redemption thereof or (b) any Bond selected for redemption in whole or in part, except the unredeemed portion of any Bond being redeemed in part. (Section 305)

       The Company may change the place for payment or registration of transfer or exchange of the Bonds, may appoint one or more additional Paying Agents or Bond Registrars (including the Company) and may remove any Paying Agent or Bond Registrar, all at its discretion. The applicable Prospectus Supplement or a supplement thereto, will identify any such changes prior to the date of such Prospectus Supplement or supplement thereto. (Section 602)

Redemption

     Any terms for the optional or mandatory redemption of the Bonds offered hereby will be set forth in a Prospectus Supplement or a supplement thereto. Except as will otherwise be provided with respect to Bonds redeemable at the option of the Holder, redeemable Bonds will be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all the Bonds of a series, or any tranche thereof, are to be redeemed, the particular Bonds to be redeemed will be selected by such method as will be provided for any particular series, or in the absence of any such provision, by such method as the Bond Registrar deems fair and appropriate. (Sections 503 and 504)

      Any notice of redemption of Bonds, at the option of the Company, may state that such redemption will be conditional upon receipt by the Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Bonds and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Bonds. (Section 504)

No Maintenance, Replacement or Sinking Funds

       While the Mortgage contains provisions for the maintenance of the Mortgage Property (Section 601), it does not contain any provisions for any maintenance, replacement, sinking or analogous fund and, except as may be provided in the applicable Prospectus Supplement, or a supplement thereto, there will be no provisions for any such funds for the Bonds.

Security

       General.     Except  as  discussed  below,   securities
(including  the Bonds offered hereby) now or hereafter  issued under the Mortgage will be secured primarily by:

          (a) first mortgage bonds issued under the Company's Indenture of Mortgage and Deed of Trust, dated as of August 1, 1940 (as amended and supplemented, the "1940 Indenture"), to The First National Bank of Chicago, as trustee, and delivered to the Trustee under the Mortgage. As discussed under "DESCRIPTION OF THE 1940 INDENTURE - Security," the 1940 Indenture constitutes, subject to certain exceptions, a first mortgage lien on substantially all of the properties of the Company except properties of Iowa Southern at the time of the Merger;

            (b) first mortgage bonds issued under Iowa Southern's Indenture or Deed of Trust, dated as of February 1, 1923 (as amended and supplemented, the "ISU 1923 Indenture"), with The Northern Trust Company (The First National Bank of Chicago, successor) (the "ISU Corporate Trustee") and Harold H. Rockwell (Richard D. Manella, successor) as trustees (the "ISU Indenture Trustees"), and delivered to the Trustee under the Mortgage; as discussed under "DESCRIPTION OF THE ISU 1923 INDENTURE - Security," the ISU 1923 Indenture constitutes, subject to certain exceptions, a first mortgage lien on substantially all of the properties owned by Iowa Southern at the time of the Merger (which are now, subsequent to the Merger, properties of the Company); and

           (c) the Lien of the Mortgage on the Company's properties used in the generation, purchase, transmission, distribution or sale of electric energy by the Company, or in the manufacture of manufactured gas, or in the purchase, transportation, distribution or sale of manufactured gas or natural gas, or in the generation, manufacture, distribution or sale of steam and hot water, which lien is junior to the lien of the 1940 Indenture and the ISU 1923 Indenture.

(Granting Clause First.)

      As discussed below under "Class "A" Bonds," following a merger or consolidation of another corporation into the Company, or the transfer by another corporation of property to the Company, the Company could issue and deliver to the
Trustee bonds issued under an existing mortgage on the properties of such other corporation in lieu of or in addition to bonds issued under the 1940 Indenture or the ISU 1923 Indenture. In such event, the securities (including the Bonds offered hereby) issued under the Mortgage would be secured, additionally, by such bonds and by the lien of the Mortgage on the properties of such other corporation, which would be junior to the liens of the existing mortgage of such corporation, the 1940 Indenture and the ISU 1923 Indenture. The 1940 Indenture and the ISU 1923 Indenture and all such other mortgages are hereinafter, collectively, called the "Class "A" Mortgages," and all bonds outstanding under the Class "A" Mortgages are hereinafter collectively called the "Class "A" Bonds." If and when no Class "A" Mortgages are in effect, the Mortgage will constitute a first mortgage lien on all property of the Company subject thereto.

      Class "A" Bonds. Any Class "A" Bonds issued after the date of the Mortgage (other than in substitution or exchange for previously outstanding Class "A" Bonds) will be issued and delivered to, and registered in the name of, the Trustee or its nominee and will be owned and held by the Trustee, subject to the provisions of the Mortgage, for the benefit of the
Holders of all securities issued under the Mortgage and Outstanding from time to time. Class "A" Bonds issued as the basis of authentication and delivery of securities under the Mortgage (a) will mature on the same dates, and in the same principal amounts, as such securities and (b) will contain, in addition to any mandatory redemption provisions applicable to all Class "A" Bonds Outstanding under the related Class "A" Mortgage, mandatory redemption provisions correlative to provisions for mandatory redemption, or for redemption at the option of the Holder, of such securities. Class "A" Bonds issued as the basis for authentication and delivery of a series or tranche of securities under the Mortgage (x) may, but need not, bear interest, any such interest to be payable at the same times as interest on the securities of such series or tranche and (y) may, but need not, contain provisions for the redemption thereof at the option of the Company, any such redemption to be made at a redemption price or prices not less than the principal amount of such Class "A" Bonds. (Sections 402 and 701)

      Any payment by the Company of principal of or premium or interest on the Class "A" Bonds held by the Trustee will be applied by the Trustee to the payment of any principal, premium or interest, as the case may be, in respect of any Mortgage securities which is then due and, to the extent of such application, the obligation of the Company under the Mortgage to make such payment in respect of such securities will be deemed satisfied and discharged. If, at the time of any such payment of principal of Class "A" Bonds, such payment shall exceed the amount of principal then due in respect of the securities, the excess of such payment will be deemed to constitute Funded Cash and will be held by the Trustee as part of the Mortgaged Property, to be withdrawn, used or applied as provided in the Mortgage. If, at the time of any such payment of premium or interest on Class "A" Bonds held by the Trustee, such payment shall exceed the amount of premium or interest then due in respect of such securities, the excess of such payments will be remitted to the Company at its request. Any payment by the Company of principal of or premium or interest on any Mortgage securities authenticated and delivered on the basis of the deposit with the Trustee of Class "A" Bonds (other than by application of the proceeds of a payment in respect of such Class "A" Bonds) will, to the extent thereof, be deemed to satisfy and discharge the obligation of the Company, if any, to make a payment of principal, premium or interest, as the case may be, in respect of such Class "A" Bonds which is then due. (Section 702; see "Withdrawal of Cash" below.)

      The Trustee may not sell, assign or otherwise transfer any Class "A" Bonds held by the Trustee except to a successor trustee under the Mortgage. (Section 704) At the time any Mortgage securities of any series or tranche which have been authenticated and delivered upon the basis of Class "A" Bonds cease to be Outstanding (other than a result of the application of the proceeds of the payment or redemption of such Class "A" Bonds), the Trustee shall surrender to, or upon the order of, the Company an equal principal amount of such Class "A" Bonds having the same Stated Maturity and mandatory redemption provisions as such securities. (Section 703)

      At the date of this Prospectus, the only Class "A" Mortgages are the 1940 Indenture and the ISU 1923 Indenture and the only Class "A" Bonds issuable are first mortgage bonds issuable thereunder. The Mortgage provides that in the event of the merger or consolidation of another company with or into the Company, an existing mortgage constituting a lien on properties of such other company prior to the Lien of the Mortgage may be designated by the Company as an additional Class "A" Mortgage. Any bonds thereafter issued under such additional mortgage would be Class "A" Bonds and (other than in substitution or exchange for previously Outstanding Class "A" Bonds) could be issued only to provide the basis for the authentication and delivery of securities under the Mortgage. (Section 706)

      When no bonds are Outstanding under a Class "A" Mortgage except for Class "A" Bonds held by the Trustee, then, at the request of the Company and subject to satisfaction of certain conditions, the Trustee will surrender such Class "A" Bonds for cancellation and the related Class "A" Mortgage will be satisfied and discharged; whereupon, the lien of such Class "A" Mortgage on the property owned by the Company will cease to exist and the Lien of the Mortgage will become a first mortgage lien on such property, subject to Permitted Liens. (Section 707)

      So long as any securities are Outstanding under the Mortgage, the Company will not (a) issue any additional Class "A" Bonds except (i) to replace any mutilated, destroyed, lost or stolen securities of the same series or to effect exchanges and transfers of such securities or (ii) to the Trustee as the basis for the authentication and delivery of securities or (b) subject to the lien of any Class "A" Mortgage any property which is excepted and excluded from, or not included in or subject to, the lien of such Class "A" Mortgage. (Section
610) Bonds may be issued under the 1940 Indenture on the basis of property additions, retirements of bonds previously issued under the 1940 Indenture and cash deposited with the 1940 Indenture Trustee. (See "DESCRIPTION OF THE 1940 INDENTURE - Issuance of Additional Bonds.") Bonds may be issued under the ISU 1923 Indenture on the basis of property additions, retirements of bonds previously issued under the ISU 1923 Indenture and cash deposited with the ISU Corporate Trustee. (See "DESCRIPTION OF THE ISU 1923 INDENTURE - Issuance of Additional Bonds.")

      Lien of the Mortgage. At the date of this Prospectus, substantially all of the Company's property subject to the Lien of the Mortgage is also subject to the prior lien of the 1940 Indenture or the ISU 1923 Indenture. The Bonds offered hereby will have the benefit of the first mortgage lien of the 1940 Indenture and the ISU 1923 Indenture on such property, and the benefit of the prior lien of any additional Class "A" Mortgage on any property subject thereto, to the extent of the aggregate principal amount of Class "A" Bonds issued under the respective Class "A" Mortgage and held by the Trustee.

      The Lien of the Mortgage is subject to Permitted Liens which include tax liens and other governmental charges which are not delinquent or which can thereafter be paid without penalty or which are being contested, construction and materialmen's liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, certain property of the Company, certain leasehold interests, liens on the Company's pollution control and sewage and solid waste disposal facilities which were previously financed with industrial development revenue bonds and certain other liens and encumbrances. (Granting Clauses and Section 101)

      There are excepted from the Lien of the Mortgage, among other things, cash and securities not paid, deposited or held under the Mortgage; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims judgments, certain intellectual property rights and other general intangibles; automobiles, aircraft and vessels; all goods, wares, merchandise, equipment, spare parts, tools, materials, supplies and fuel held for sale or lease in the ordinary course of business or for use or consumption in, or in the operation of, any properties of or for the benefit of the Company; nuclear fuel; computers, machinery and equipment used exclusively for corporate administrative or clerical purposes; all gas, oil, minerals and timber, and rights thereto;
electric energy, gas, steam, water and other products generated, produced or purchased; property installed on the premises of customers of the Company and designed to aid in conservation or efficient use of energy; leasehold interests and leasehold improvements of the Company; and all property which is located outside of the State of Iowa and is neither specifically described in the Granting Clauses of the Mortgage nor specifically subjected or required to be subjected to the lien of the Mortgage by any provision thereof. (Granting Clauses)

      Without the consent of the Holders, the Company and the Trustee may enter into supplemental indentures to subject to the Lien of the Mortgage additional property (including property which would otherwise be excepted from such Lien). (Section 1401) Such property, so long as the same would otherwise constitute Property Additions, would thereupon constitute Property Additions and be available as a basis for the issuance of securities under the Mortgage. (See "Issuance of Additional Securities" below.) Property Additions generally include any unit or element of property which is owned by the Company and is subject to the Lien of the Mortgage except (i) any property, the cost of acquisition or construction of which is property chargeable to an operating expense account of the Company and (ii) goodwill, going concern value rights and intangible property, unless the cost thereof is included in the cost of such unit or element of property and no separate consideration was paid or apportioned therefor, in which case Property Additions may include such goodwill, going concern rights and intangible property. (Section 103)

       The Mortgage contains provisions subjecting after-acquired property (other than Excepted Property) to the Lien thereof. These provisions are limited in the case of consolidation or merger or sale of substantially all of the Company's assets. In the event of consolidation or merger or the transfer of all of the Mortgaged Property as or substantially as an entirety, the Mortgage will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation except properties acquired from the Company in or as a result of such transaction and properties which are an integral part of, or essential to the use or operation of, any Mortgaged Property, and renewals, replacements and substitutions of or for any part thereof. (Article Thirteen; see "Consolidation, Merger, Conveyance, Transfer or Lease" below.) In addition, after-acquired property may be subject to vendors' liens, purchase money mortgages and other liens thereon at the time of acquisition thereof, including the lien of any Class "A" Mortgage.

      The Mortgage provides that the Trustee will have a lien, prior to the lien on behalf of the holders of securities issued under the Mortgage, upon Mortgaged Property, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 1107)

Issuance of Additional Securities

      The maximum principal amount of securities which may be issued under the Mortgage is unlimited. (Section 301) Securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

      (1) the aggregate principal amount of Class "A" Bonds issued and delivered to the Trustee for such purpose;

     (2) 75% of the Cost or fair value (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Funded Property includes Property Additions which have been made, or deemed to have been made, the basis of the authentication and delivery of securities, the release of Mortgaged Property from the Lien of the Mortgage or cash withdrawals, or which have been substituted for retired property), after certain deductions and additions, primarily including adjustments to offset property retirements;

     (3) the aggregate principal amount of Retired Securities (which consist of securities no longer outstanding under the Mortgage which have not been used for certain other purposes under the Mortgage and which are not to be paid, redeemed, purchased or otherwise retired by the application thereto of Funded Cash) or Retired Prior Lien Bonds; and

     (4)  the amount of cash deposited with the Trustee.

(Article Four)

      The Company is not required to satisfy a net earnings requirement prior to the issuance of securities under the Mortgage.

      Unless otherwise provided in the applicable Prospectus Supplement, or supplement thereto, the Company will issue the Bonds on the basis of Class "A" Bonds issued under the 1940 Indenture. (See "DESCRIPTION OF THE 1940 INDENTURE - Issuance of Additional Securities" for a description of the requirements for the issuance of bonds under the 1940 Indenture, which requirements are generally more restrictive than those for the issuance of securities under the Mortgage.)


Release of Property

      Unless an Event of Default (hereinafter defined) shall have occurred and be continuing, the Company may obtain the release from the Lien of the Mortgage of any Funded Property, except for cash held by the Trustee, upon delivery to the Trustee of cash equal in amount to the amount, if any, that the Cost of the property to be released (or, if less, the fair value of such property at the time it became Funded Property) exceeds the aggregate of:

           (1) the principal amount, subject to certain limitations, of obligations secured by purchase money mortgages upon the property to be released delivered to the Trustee;

           (2) the Cost or fair value (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the request for such release);

           (3) an amount equal to 133-1/3% of the aggregate principal amount of securities the Company would be entitled to issue on the basis of Retired Securities or Retired Prior Lien Bonds (with such entitlement being waived by operation of such release);

           (4) the amount of cash deposited with, or the principal amount of obligations secured by purchase money mortgages upon the property released and delivered to, the Trustee or other holder of a lien prior to the Lien of the Mortgage;

           (5)   an  amount equal to 133-1/3% of the aggregate
     principal  amount  of  securities Outstanding  under  the
     Mortgage   and  delivered  to  the  Trustee  (with   such
     Securities to be canceled by the Trustee); and

           (6) any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(Section 803)

      Unless an Event of Default shall have occurred and be continuing, property which is not Funded Property may generally be released from the Lien of the Mortgage without depositing any cash or property with the Trustee as long as
(a) the aggregate amount of Cost or fair value (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or fair value (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (Section 804)

      The Mortgage provides simplified procedures for the release of property which has been released from the lien of Class "A" Mortgages, minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee.

      If any property released from the Lien of Mortgage continues to be owned by the Company after such release, the Mortgage will not become a Lien on any improvement, extension or addition to such property or renewals, replacements or substitutions of or for any part or parts of such property. (Article Eight)

Withdrawal of Cash

      Subject to certain limitations, unless an Event of Default shall have occurred and be continuing, cash held by the Trustee may (1) be withdrawn by the Company (a) to the extent of the Cost or fair value (whichever is less) of Property Additions not constituting Funded Property, after
certain   deductions   and  additions,   primarily   including
adjustments to offset retirements or (b) in an amount equal to 133-1/3% of the aggregate principal amount of securities that the Company would be entitled to issue under the Mortgage on the basis of Retired Securities or Retired Prior Lien Bonds (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to 133-1/3% of the aggregate principal amount of any securities Outstanding under the Mortgage and issued under the Mortgage and delivered to the Trustee, or (2) upon the request of the Company, be applied to (a) the purchase of securities issued under the Mortgage (at prices not exceeding 133-1/3% of the principal amount thereof) or (b) the redemption or payment at Stated Maturity of securities issued under the Mortgage (with any securities received by the Trustee pursuant to these provisions being canceled by the Trustee) (Section 806); provided, however, that cash deposited with the Trustee as the basis for the authentication and delivery of securities, as well as cash representing a payment of principal of Class "A" Bonds, may only be withdrawn in an amount equal to the aggregate principal amount of securities the Company would be entitled to issue under the Mortgage on any basis (with the entitlement to such issuance being waived by operation of such withdrawal), or may, upon the request of the Company, be applied to the purchase redemption or payment of securities issued under the Mortgage at prices not exceeding, in the aggregate, the principal amount thereof. (Sections 405 and
702)

Consolidation, Merger, Conveyance, Transfer or Lease

      The Company may not consolidate with or merge into any other corporation or convey, transfer or lease the Mortgaged Property as or substantially as an entirety to any Person unless (a) such transaction is on such terms as will fully preserve in all material respects the Lien and security of the Mortgage and the rights and powers of the Trustee and the Holders and (b) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or other transfer, or which leases, the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State or Territory thereof or the District of Columbia, and such corporation executes and delivers to the Trustee a supplemental indenture, which contains an assumption by such corporation of the Company's obligations under the Mortgage and which contains a grant, conveyance, transfer and mortgage by such corporation confirming the Lien of the Mortgage on the Mortgaged Property and subjecting to such Lien all property thereafter acquired by such corporation which shall constitute an integral part, or be essential to the use or operation of, any Mortgage Property or a renewal, replacement or substitution of or for any part thereof. (Section 1301)

Modification of the Mortgage

      Without the consent of any Holders, the Company and the Trustee may enter into one or more supplemental indentures for certain purposes, including any of the following:

          (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Mortgage and in the securities; or

           (b) to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, securities issued under the Mortgage of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon the Company by the Mortgage; or

           (c) to correct or amplify the description of any property at any time subject to the Lien of the Mortgage, or to subject to the Lien of the Mortgage additional property; or

           (d) to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage, provided that, if such change, elimination or addition adversely affects the interests of the Holders of the securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no security of such series or tranche remains Outstanding under the Mortgage; or

          (e) to establish the form or terms of the securities of any series or tranche as permitted by the Mortgage; or

          (f) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to comply with the rules or regulations of any national securities exchange on which any of the securities issued under the Mortgage may be listed, or to change, alter, modify, vary or eliminate any of the provisions thereof or to add other provisions to the Mortgage, so long as such other changes, alterations, modifications, variations, eliminations or additions do not adversely affect the interests of the Holders of securities of any series or tranche in any material respect, unless they are expressly stated to become effective only as to securities which are not then Outstanding.

      Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Mortgage in such a way as to require changes to the Mortgage or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the Mortgage, the Company and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendments. (Section 1401)

     For most purposes not described above, the consent of the Holders of not less than a majority in aggregate principal amount of the securities of all affected series then Outstanding under the Mortgage is required for the purpose of amending or modifying the Mortgage pursuant to one or more supplemental  indentures;  provided,  however,  that  no  such amendment or modification may, without the consent of each Holder of the Outstanding securities of each series or tranche directly affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any security issued under the Mortgage, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, (b) permit the creation of any Lien ranking prior to the Lien of the Mortgage with respect to all or substantially all of the Mortgaged Property or terminate the Lien of the Mortgage, or (c) reduce the percentage in principal amount of the Outstanding securities of such series or tranche, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum or voting. A supplemental indenture which changes or eliminates any covenant or other provision of the Mortgage which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be Outstanding securities of one or more specified series, or one or more tranches thereof, or modifies the rights of the Holders of securities such series or tranches with respect to such covenants or other provision, will not be deemed to affect the rights under the Mortgage of Holders of the securities of any other series or tranche. (Section 1402)

Waiver

     The Holders of at least a majority in aggregate principal amount of all affected Outstanding securities issued under the Mortgage may waive the Company's obligations to comply with certain covenants of the Mortgage, provided that such waiver occurs before the time such compliance is required. (Section
609)

Events of Default

      Each of the following events constitutes an Event of Default under the Mortgage:

           (1) failure to pay interest on any security issued under the Mortgage within 90 days after the same becomes due;

          (2) failure to pay principal or premium, if any, on any security issued under the Mortgage within three business days after its due date;

          (3) failure to perform or breach of any covenant or warranty of the Company in the Mortgage (other than as referred to in (1) or (2) above) for a period of 90 days after there has been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 30% in principal amount of Outstanding securities issued under the Mortgage, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default," unless the Trustee, or the Trustee and the Holders of a principal amount of securities not less than the principal amount of securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action has been initiated by the Company within such period and is being diligently pursued;

           (4) certain events relating to reorganization, bankruptcy and insolvency of the Company and appointment of a receiver or trustee for its property; and

           (5) the occurrence of a matured event of default under any Class "A" Mortgage; provided that the waiver or cure of any such event of default and the rescission and annulment of the consequences thereof shall constitute a waiver of the corresponding Event of Default under the Mortgage and a rescission and annulment of the consequences thereof.

(Section 1001)

      The Trust Indenture Act currently requires that the Company give the Trustee, not less often than annually, a brief statement as to the Company's compliance with the conditions and covenants under the Mortgage.

Remedies

     If an Event of Default occurs and is continuing, then the Trustee or the Holders of not less than a majority in principal amount of securities then Outstanding under the Mortgage may declare the principal amount (or if the securities are Discount Securities, such portion of the principal amount as may be provided for such Discount Securities pursuant to the terms of the Mortgage) of all of the securities Outstanding under the Mortgage together with premium, if any, and interest accrued, if any, thereon to be immediately due and payable. At any time after such declaration of the maturity of the securities then
Outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the Trustee as provided in the Mortgage, the Event or Events of Default giving rise to such declaration of maturity will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

     (a) the Company has paid or deposited with the Trustee a sum sufficient to pay

          (1) all overdue interest, if any, on all securities then Outstanding under the Mortgage;

          (2) the principal of and premium, if any, on any securities then Outstanding under the Mortgage which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such securities; and

           (3) all amounts due to the Trustee as compensation and reimbursement as provided in the Mortgage; and

      (b) any other Event or Event of Default other than the non-payment of the principal of securities which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the Mortgage.

(Sections 1002 and 1017)

      The Mortgage provides that, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to take possession of, and to hold, operate and manage, the Mortgaged Property, or with or without entry, sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the securities Outstanding under the Mortgage, if not previously due, will become immediately due, together with premium, if any, and any accrued interest (including interest upon overdue installments of interest at the same rates respectively as were born by the respective securities on which installments of interest were overdue). (Sections 1003, 1004 and 1005)

      If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the securities then Outstanding under the Mortgage will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that (a) such direction does not conflict with any rule of law or with the Mortgage, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee's sole discretion, be adequate and
(b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such discretion. (Section 1016)

     The Mortgage provides that no Holder of any security will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage for the appointment of a receiver or for any other remedy thereunder unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default; (b) the Holders of not less than a majority in aggregate principal amount of the securities then Outstanding under the Mortgage have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and (c) the Trustee has refused, or for sixty days after receipt of such Notice, the Trustee has failed, to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee by the Holders of a majority in aggregate principal amount of securities then Outstanding under the Mortgage. Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of the other Holders. (Section 1011)

     Notwithstanding that the right of a Holder to institute a proceeding with respect to the Mortgage is subject to certain conditions precedent, each Holder of a security has the right, which is absolute and unconditional, or receive payment of the principal of and premium, if any, and interest (including interest upon overdue interest), if any, on such security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder. (Section 1012)

      The Mortgage obligates the Trustee to give the Holders notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in paragraph
(3) under "Event of Default" shall be given until at least 60 days after the occurrence thereof. (Section 1102) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

      As a condition precedent to certain actions by the Trustee in the enforcement of the Lien of Mortgage and institution of action on the securities Outstanding under the Mortgage, the Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (Sections 1011 and 1101)

      In addition to every other right and remedy provided in the Mortgage, the Trustee may exercise any right or remedy available to the Trustee in its capacity as owner and Holder of Class "A" Bonds which arises as a result of a default or matured event of default under any Class "A" Mortgage, whether or not an Event of Default under the Mortgage has occurred and is continuing. (Section 1020)

Defeasance

      Upon request of the Company, any securities Outstanding under the Mortgage, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Mortgage, and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust:  (a)  money in the amount which will be sufficient,  or
(b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Trustee, will be sufficient, or (c) a combination of (a) and
(b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such securities or portions thereof. (Section 901) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

      While the Company knows of no legal precedent on point, it is possible that, for federal income tax purposes, any deposit contemplated in the preceding paragraph could be treated as a taxable exchange of the related securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, Holders of such securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their securities. In addition, such Holders thereafter would be required to recognize for federal income tax purposes a share of the income, gain or loss of the trust. The amount so required to be recognized could be different from the amount that would be recognized in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of any such deposit.

Resignation of the Trustee

      The Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by act of the Holders of a majority in principal amount of securities then Outstanding delivered to the Trustee and the Company. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Mortgage. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if the Company has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Mortgage, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Mortgage. (Section 1110)

More Restrictive Provisions of Class "A" Mortgages

      The Mortgage is less restrictive upon the Company in certain respects than is either the 1940 Indenture or the ISU 1923 Indenture, but the Class "A" Bonds issued under either of those indentures and delivered to the Trustee will be entitled to the benefits of more restrictive provisions of those indentures (see "DESCRIPTION OF THE 1940 INDENTURE" and "DESCRIPTION OF THE ISU 1923 INDENTURE" below). However, pursuant to the Mortgage, the Trustee, as holder of the Class "A" Bonds, will vote such Class "A" Bonds in favor of certain amendments to the 1940 Indenture and ISU 1923 Indenture. (Section 705; see "Voting of Class "A" Bonds" under each of "DESCRIPTION OF THE 1940 INDENTURE" and "DESCRIPTION OF THE ISU 1923 INDENTURE" below).

Relationship with the Trustee

      The Trustee or an affiliate provides general banking services to the Company including (i) acting as a depositary for certain Company funds and (ii) issuing a $5,000,000 line of credit to the Company. As of June 30, 1995, the line of credit was being used to support commercial paper. Additionally, the Trustee has an $65,000,000 credit agreement with the lessor of the Company's nuclear fuel supporting the Company's nuclear fuel lease.

      The Trustee is also the 1940 Indenture Trustee and the ISU 1923 Corporate Trustee. As such, the Trustee would have a conflicting interest for purposes of the Trust Indenture Act if an Event of Default were to occur under the 1940 Indenture or the ISU 1923 Indenture. In either case, the Trustee may be required to eliminate such conflicting interest by resigning as the Trustee, the 1940 Indenture Trustee or the ISU 1923 Corporate Trustee. There are other instances under the Trust Indenture Act which would require the resignation of the Trustee, such as an affiliate of the Trustee acting as underwriter with respect to any of the Securities.


               DESCRIPTION OF THE 1940 INDENTURE

General

      The summaries herein do not purport to be complete and are subject to the detailed provisions of the 1940 Indenture, a copy of which was previously filed with the Commission, is listed as an exhibit to the Registration Statement of which this Prospectus is a part, and is incorporated herein by reference. Capitalized terms used herein which are not otherwise defined in this Prospectus shall have the meanings ascribed to them in the 1940 Indenture. Wherever particular provisions or terms defined in the 1940 Indenture are referred to herein, such provisions or definitions are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the 1940 Indenture.

Security

      The 1940 Indenture constitutes a direct first mortgage lien on substantially all of the property and franchises (other than expressly excepted property) owned by the Company prior to the Merger, subject only to permitted encumbrances and liens. All property and franchises (other than expressly excepted property) thereafter acquired by the Company will become subject to the lien of the 1940 Indenture, subject only to permitted liens and encumbrances and liens and encumbrances, if any, existing or placed on such after-acquired property at the time of acquisition thereof. The lien of the 1940 Indenture on the property owned by Iowa
Southern at the time of the Merger, and extensions and additions appurtenant to such property, are junior to the lien of the ISU 1923 Indenture.

      The 1940 Indenture excepts from the lien thereof all cash, securities, contracts, and bills, notes and accounts receivable acquired in the ordinary course of business which are not specifically pledged under the 1940 Indenture and all tangible personal property purchased or held for sale in the ordinary course of business or consumable in the operation of the plants or system of the Company, automobiles, buses, trucks and similar vehicles. (Granting Clauses)

      Any bonds issued under the 1940 Indenture as the basis for the issuance of Bonds under the Mortgage will be secured equally and ratably with the bonds of all other series then outstanding under the 1940 Indenture.

Effect of the Merger on the 1940 Indenture

      The Merger did not impair the lien of the 1940 Indenture or any of the rights or powers of the 1940 Indenture Trustee or the bondholders under the 1940 Indenture. (Section 133) Subsequent to the Merger, the Company became the successor to IE under the 1940 Indenture.

Issuance of Additional Bonds

      The 1940 Indenture does not fix an overall limitation on the aggregate principal amount of the bonds of all series that may be issued or outstanding thereunder. (Section 3) Generally, additional bonds of any series may be issued, subject to the provisions of the 1940 Indenture, in a principal amount equal to:

           (a) 60% of Net Bondable Additions not previously utilized under the 1940 Indenture resulting from the acquisition by purchase, construction or otherwise of Property Additions (Article IV);

           (b) the principal amount of bonds, previously authenticated under the 1940 Indenture, which have been retired or for the retirement of which the 1940 Indenture Trustee holds the necessary funds, other than bonds redeemed through the operation of cash sinking funds and other than retired bonds used to satisfy the maintenance and renewal provisions of the 1940 Indenture (Article
     VI); or

           (c) the amount of cash deposited with the 1940 Indenture Trustee as the basis for the issuance of such bonds, which cash may be applied to the retirement of bonds or may be withdrawn in lieu of the authentication of an equal principal amount of bonds to whose authentication and delivery the Company would be entitled under the provisions referred to in clauses (a) and (b). (Article V)

      No  such bonds in any event may be issued under  (a)  or
(c), or under (b) if the bonds to be issued bear a higher rate of interest than that borne by the bonds retired or being retired (except in case such bonds mature within 2 years), unless (i) the Net Earnings of the Company for a 12 months' period within the immediately preceding 15 months' period shall have been at least equal to two times the aggregate amount of annual interest charges on all bonds then outstanding under the 1940 Indenture, including the bonds then applied for, and (ii) at least 85% of such required minimum amount of Net Earnings consists of Net Operating Revenues from the Public Utility Property of the Company. (Articles IV, V, and VI)

      Bonds issuable under the 1940 Indenture are available as the basis for the issuance of securities under the Mortgage. As of June 30, 1995, on the basis of the most restrictive provisions described above, the Company would have been entitled to issue an aggregate of approximately $264 million of additional bonds under the 1940 Indenture (approximately $214 million on the basis of Adjusted Net Bondable Additions and approximately $50 million on the basis of previously retired bonds).

Acquisition of Property Subject to Prior Liens

      The 1940 Indenture prohibits the Company from acquiring any property subject to a prior lien, or placing any prior lien on property at the time of acquisition thereof, if either the principal amount of indebtedness secured by prior liens on such property exceeds 60% of the cost or the fair value of such property, whichever shall be less, or the Net Earnings of the Company for a period of 12 months within the 15 months immediately preceding the month in which the property is to be acquired shall not have been at least equal to two times the aggregate amount of the annual interest charges on the Secured Bonded Debt of the Company; provided, however, that if the Net Earnings of the Company for the above-stated period shall have been at least equal to three times the aggregate amount of the annual interest charges on the Secured Bonded Debt of the Company, then the 60% limitation shall not apply. In the case of each of the foregoing Net Earnings requirements, such Net Earnings must consist of Net Operating Revenues from Public Utility Property to an extent at least equal to 85% of two or three times, as the case may be, the said aggregate amount of annual interest charges. (Section 83)

Maintenance and Renewal

      The 1940 Indenture provides that the Company will, for each year, pay or cause to be paid to the Trustee, an amount in cash, as and for a renewal fund, equal to 2-1/2% (or such different percentage as may be fixed upon certification by an independent engineer that such change in percentage rate is desirable and justified) of the average gross book value during such year of all of the depreciable tangible Public Utility Property of the Company (with certain specified exceptions). The percentage is currently set at 2-1/2%. The Company's obligation to pay such amount to the Trustee in cash may at the option of the Company be satisfied in whole or in part by the certification of unused Gross Bondable Additions or the certification of unused bond retirements, or both.

      The 1940 Indenture also provides (i) that the Company shall maintain the mortgaged properties in good repair and working order; (ii) that the Company, upon written request served upon it and the Trustee by the holders of at least 25% in principal amount of the bonds outstanding, shall cause such properties to be inspected by an independent engineer (not more often than at five-year intervals) to determine whether they have been so maintained and whether any property, not retired on the books, should be so classified for the purpose (among others) of computing Net Bondable Additions; and (iii) that the Company shall make good any deficiency in maintenance disclosed by such engineer's report as rendered or as modified by arbitration. (Section 73)

Limitations on Dividends on Common Stock

      The 1940 Indenture prohibits the Company from declaring or paying any dividends (except stock dividends or dividends paid out of the proceeds of sale of stock), or making other distributions on, or acquisitions of, stock unless immediately after such dividend, distribution or acquisition the net income of the Company available for dividends (as defined), for the period from December 31, 1945, to and including the date of such dividend, distribution or acquisition, plus the sum of $250,000 shall at least equal all payments made in respect of all such dividends, distributions or acquisitions during said period; provided that such restriction shall not apply to the acquisition of stock out of the proceeds from the sale of, or in exchange for, any other shares of stock or securities representing an equity interest subordinate to all debts, secured or unsecured. (Section 85) Giving effect to the use of the proceeds of the Securities offered hereby, retained earnings are not restricted under the provision.

Modification of the 1940 Indenture

      In general, modifications or alterations of the 1940 Indenture and indentures supplemental thereto and of the rights and obligations of the Company and of the holders of the bonds may, with the approval of the Company, be made at a meeting of bondholders upon the affirmative vote of the holders of 75% or more of the aggregate principal amount of the bonds entitled to vote with respect to the matter involved, but no such modifications or alterations are permitted with respect to certain basic matters, such as terms of payment of principal or interest on the bonds or the creation of liens ranking prior to, or on a parity with, the lien of the 1940 Indenture. (Section 167) (See "Voting of Class "A" Bonds" below.)

Defaults and Notice Thereof

       Defaults under the 1940 Indenture are defined in substance as being (a) failure to pay principal or any installment of interest on any bond on the due date; (b) failure to observe any covenant or condition prescribed by the provisions of any sinking fund created for the benefit of bonds of any series; (c) failure to perform any other covenant or agreement of the 1940 Indenture, which failure shall continue for a period of 60 days after a written demand that such failure be cured has been mailed to the Company by the Trustee or to the Company by the holders of 15% in principal amount of the bonds; (d) certain events relating to reorganization, bankruptcy and insolvency of the Company or the appointment of a receiver or trustee of the Company's property; (e) final judgment in excess of $100,000 against the Company which is not discharged or stayed within 30 days; or
(f) the assumption by any governmental agency or any court at the instance of any governmental agency of custody of the whole or any substantial part of the Trust Estate or of control over the Company's affairs or operations to the exclusion of management by the Company. (Section 105)

      Upon the occurrence of a Default, the 1940 Indenture Trustee may, and upon request of the holders of a majority in principal amount of the bonds shall (and the holders of at least 25% in principal amount of the bonds may, by notice in writing to the Company), declare the principal of and interest on all the bonds to be immediately due and payable. (Section
107)

      The 1940 Indenture Trustee is required to give notice of any Default to holders of bonds whose names are on file with it within 90 days after the occurrence of a Default known to it, except that such notice may be withheld, other than as to a Default in payment of principal or interest or of any installment of any sinking fund, if the 1940 Indenture Trustee determines in good faith that such withholding is in the interest of the holders of bonds. (Section 106)

      The holders of not less than a majority in principal amount of bonds then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the 1940 Indenture Trustee, or exercise any trust or power conferred upon the 1940 Indenture Trustee. (Section
110)

     The Company must file an annual Certificate with the 1940 Indenture Trustee as to comply with the provisions of the 1940 Indenture and as to the absence of default with respect to any of the covenants contained in the 1940 Indenture. (Section
103)

Voting of Class "A" Bonds

     The Trustee will, as holder of any Class "A" Bonds issued under the 1940 Indenture, attend such meetings of bondholders under the 1940 Indenture, or deliver its proxy in connection therewith, as relate to matters with respect to which it is entitled to vote or consent. The Mortgage provides that, so long as no Event of Default as defined in the Mortgage has occurred or is continuing, the Trustee will, as holder of such Class "A" Bonds, vote or consent:

      (a)  in favor of amendments or modifications to the 1940
Indenture of substantially the same tenor and effect as the following, together with all amendments and modifications required to effectuate the following:

               (i) to provide that, whenever the 1940 Indenture requires authorization by, or a resolution of, the Board of Directors for the
               issuance   of   a  series  of  bonds   or   the
               determination of the terms thereof, the requirement shall be satisfied if the action taken would be sufficient for the issuance of a series of bonds, or the determination of the terms thereof, under the Mortgage;

               (ii) to eliminate the renewal fund and to provide that, to the extent Property Additions have been taken as a credit, or cash held by the Trustee has been deposited, to satisfy the renewal fund requirements (or to satisfy any sinking fund requirement which is no longer in effect), such Property Additions and cash may be used for any purpose under the 1940
               Indenture (including as a basis for the issuance of bonds) as if they had never been so credited or deposited;

               (iii)      to  permit bonds to be issued  in  a
               principal amount equal to 75%, instead of 60%, of Net Bondable Additions;

               (iv) to eliminate the Net Earnings requirements for all purposes, including in connection with the issuance of bonds;

               (v)   to  broaden the definition  of  "Property
               Additions"   to  include all tangible  property
               owned by the Company and subject to the lien of the 1940 Indenture;

               (vi) to eliminate the restrictions on the payment of dividends on, or the making of other distributions on, or acquisitions of, stock;

               (vii)      to  eliminate most  restrictions  on
               purchase money obligations which may be received as consideration for the release of property from the lien of the 1940 Indenture;

               (viii) to permit the release, without compliance with other provisions of the 1940
               Indenture, of any property provided that (1) the release will not impair the electric business of the Company in contravention of the provisions of the 1940 Indenture and (2) the fair value of property released pursuant to this provision, together with the fair value of all other property so released in the then current calendar year, shall not exceed the greater of $5,000,000 and 3% of the aggregate principal amount of bonds then outstanding under the 1940 Indenture;

               (ix) to modify release provisions to delete the requirement that the property to be released shall "no longer be useful, necessary, profitable or advantageous in the judicious management and maintenance of the Trust Estate or in the conduct of the business of the Company" and substituting therefor the requirement that the release of the property would not adversely affect the Company's electric business;

               (x) to permit the withdrawal by the Company, without compliance with other provisions of the 1940 Indenture, of cash in an amount, together with other amounts paid over to the Company pursuant to this provision in the then current calendar year, up to the greater of $5,000,000 and 3% of the aggregate principal amount of the bonds then outstanding under the 1940 Indenture; provided that such cash must be expended for Property Additions;

               (xi) to increase the amount of cash withdrawable by the Company on the basis of retired bonds from 100% of the principal amount of such bonds to 133-1/3% of such principal amount;

               (xii)     to eliminate most restrictions on the
               acquisition of property subject to a prior lien;

               (xiii)    to limit the insurance coverage  that
               must be maintained by the Company to fire insurance only and to raise the minimum dollar amount of any one fire loss which must be payable to the 1940 Indenture Trustee from $10,000 to an amount equal to the greater of $5,000,000 and 3% of the aggregate principal amount of bonds then outstanding under the 1940 Indenture;

               (xiv)       to   modify   the   definition   of
               "Defaults" under the 1940 Indenture to be substantially the same as "Events of Default" under the Mortgage;

               (xv) to modify the provisions of the 1940 Indenture for the acceleration of the maturity of bonds to provide that (1) action by the holders of a majority (rather than the current 25%) in principal amount of the then outstanding bonds is required to accelerate the maturity of all outstanding bonds upon Default and (2) any such acceleration and its consequences are automatically rescinded (rather than at the option of the holders as is currently provided) upon the curing of all Defaults;

               (xvi)     to reduce the quorum requirements for
               bondholder meetings from 75% to a majority; and

               (xvii) to modify the remedies provisions to increase to a majority from 25% the percentage of the principal amount of outstanding bonds, the holders of which must have requested that the 1940 Indenture Trustee take action before individual holders may institute suits against the Company.

     (b)  with respect to any other amendments or
modifications to the 1940 Indenture as follows:

     the Trustee will vote all Class "A" Bonds issued under the 1940 Indenture then held by it, or consent with respect thereto, proportionately with what is reasonably believed to be the vote or consent of the holders of all other bonds Outstanding under the 1940 Indenture, the holders of which are eligible to vote or consent; provided, however, that (i) at any time the Class "A" Bonds under the 1940 Indenture held by the Trustee constitute a majority of the principal amount of the Outstanding bonds under the 1940 Indenture or (ii) at any time such Class "A" Bonds held by the Trustee constitute less than such a majority but there is a proposed amendment or modification of the 1940 Indenture which, if it were an amendment or modification of the Mortgage (See "DESCRIPTION OF THE SECURITIES - Modification of the Mortgage"), would require the consent of Holders, then, in either case, the Trustee may only vote such Class "A" Bonds in accordance with the vote of the Holders of at least a majority of the principal amount of the bonds casting a vote and shall seek that vote in accordance with the provisions of the Mortgage applicable to required votes of Holders in respect of amendments or modifications to the Mortgage.


             DESCRIPTION OF THE ISU 1923 INDENTURE

General

      The summaries herein do not purport to be complete and are subject to the detailed provisions of the ISU 1923 Indenture, a copy of which was previously filed with the Commission, is listed as an exhibit to the Registration Statement of which this Prospectus is a part, and is incorporated herein by reference. Capitalized terms used herein which are not otherwise defined in this Prospectus shall have the meanings ascribed to them in the ISU 1923 Indenture. Wherever particular provisions or terms defined in the ISU 1923 Indenture are referred to herein, such provisions or definitions are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the ISU 1923 Indenture.

Security

      The  ISU  1923  Indenture  constitutes  a  direct  first
mortgage lien upon substantially all of the property and rights of Iowa Southern existing at the time of the Merger and upon extensions and additions appurtenant to such property, with certain exceptions for certain types of property (including accounts receivable) as provided in the ISU 1923
Indenture,  and  subject  only to permitted  liens.  (Granting
Clauses)

      Any bonds issued under the ISU 1923 Indenture as the basis for the issuance of Bonds under the Mortgage will be secured equally and ratably with the bonds of all other series then outstanding under the ISU 1923 Indenture.

Effect of the Merger on the ISU 1923 Indenture

      The Merger did not impair the lien of the ISU 1923 Indenture or any of the rights or powers of the ISU Indenture Trustees or the bondholders under the ISU 1923 Mortgage. (Section 133) Subsequent to the Merger, the Company became the successor to ISU under the ISU 1923 Indenture.

Issuance of Additional Bonds

     The ISU 1923 Indenture does not fix an overall limitation on the aggregate principal amount of the bonds of all series that may be issued or outstanding thereunder. (Section 3)

      Provided that the Earnings Applicable to Bond Interest for a period of twelve consecutive calendar months within the fifteen months immediately preceding issuance are at least twice the annual interest requirements of the bonds applied for and all bonds and Prior Lien Bonds outstanding, additional bonds of any series may be issued:

           (a) in an aggregate principal amount not exceeding 60% of the Cost or Fair Value, whichever is less, of Property Additions after adjustments to offset retirements and amounts removed from the utility plant or fixed capital accounts of the former Iowa Southern (Article V);

           (b) in an aggregate principal amount not exceeding the aggregate principal amount of bonds which shall have been retired (other than bonds retired through the use of certain funds) (Article VI);

           (c) upon deposit of cash with the ISU Corporate Trustee, in an amount equal to the principal amount of the bonds to be so issued (and such cash may be withdrawn by the Company in a sum equal to the aggregate principal amount of the bonds which could be issued under clause
     (a) or (b) above). (Article VII)

     Bonds issuable under the ISU 1923 Indenture are available as the basis for the issuance of securities under the Mortgage. As of June 30, 1995, on the basis of the most restrictive provisions described above, the Company would have been entitled to issue approximately $67 million of additional bonds under the ISU 1923 Indenture (approximately $62 million on the basis of the value of the Unapplied Balance of Property Additions and approximately $5 million on the basis of retired bonds).

Maintenance Fund

      The ISU 1923 Indenture provides that so long as bonds shall be outstanding, the Company will pay to the ISU Corporate Trustee annually, as a maintenance fund, a sum of money equal to 15% of the gross operating revenue of the Company derived during the calendar year preceding such payment from the operation of the physical properties subject to the lien of the ISU 1923 Indenture after deducting (1) all gross operating revenue derived during such period from the operation of property subject to a prior lien and (2) an amount equal to the total cost to the Company of electric energy and natural gas purchased by it (and allocable to operations of property subject to the lien of the ISU 1923 Indenture) during such period with certain deductions. The Company is entitled to credits against such annual payment for certain amounts expended for maintenance and repairs and Unapplied Balance of Property Additions, retired bonds, and other matters. Any moneys deposited by the Company with the ISU Corporate Trustee in the maintenance fund will, upon the request of the Company, be applied by the ISU Corporate
Trustee to the purchase or redemption of bonds or may be withdrawn by the Company in certain circumstances. (Article
XII)

Substitutions and Releases

      Generally, property subject to the lien of the ISU 1923 Indenture may be released only upon the deposit or pledge with the ISU Corporate Trustee of cash, purchase money obligations, securities, or the certification of property additions or, in certain instances, upon the substitution of other property of equivalent value. The Company may also, under certain conditions, without release, terminate, change, or assent to the modification of leases, easements, franchises, and governmental permits. (Article XI)

Satisfaction and Discharge of Indenture

      If the Company shall pay the principal of, premium (if any), and interest on all outstanding bonds issued under the ISU 1923 Indenture (bonds for the payment or redemption of which necessary funds have been deposited with the ISU Corporate Trustee being deemed paid), then the ISU Indenture Trustees may, and upon the request of the Company shall, cancel and discharge the lien of the ISU 1923 Indenture and reconvey to the Company the mortgaged and pledged property. (Article XIX)

Modification of the ISU 1923 Indenture

      To the extent permitted by the terms of the ISU 1923 Indenture, modification or alteration of the ISU 1923 Indenture or any indenture supplemental thereto, and of the rights and obligations of the Company and of ISU bondholders, may be made with the consent of the Company by an affirmative vote of the holders of not less than 80% in principal amount of the outstanding bonds issued under the ISU 1923 Indenture and entitled to vote at a meeting of bondholders and by an affirmative vote of the holders of not less than 80% of the principal amount of such bonds of the series affected by the change; provided, however, that no such modification or alteration intended to effect or permit the extension of the maturity  of the principal of any bond, the reduction  in  the rate of interest thereon, or any other modification in the terms of payment of such principal or interest, or the taking of certain other actions, such as creating liens ranking prior to, or on parity with, the lien of the ISU 1923 Indenture, shall be effective as to any bond the holder of which has not assented to such modification or alteration. (Article XX) (See "Voting of Class "A" Bonds" below.)

      The Company may fail or omit to comply with certain covenants or conditions of the ISU 1923 Indenture with the written consent of the holders of at least 66 2/3% of the principal amount of all outstanding bonds issued under the ISU 1923 Indenture. (Section 15.19)

Defaults and Notice Thereof

      Defaults under the ISU 1923 Indenture are defined in substance as being (a) failure to pay principal of, or premium (if any) on, any bond issued under the ISU 1923 Indenture; (b) failure to pay any installment of interest on any such bond, and such failure continues for 30 days; (c) failure to observe any covenant or condition prescribed by the provisions of any sinking fund created for the benefit of such bonds of any series; (d) failure by the Company to perform any other covenant or agreement in such bonds or in the ISU 1923 Indenture, and such failure continues for 60 days after written notice is given; and (e) certain events relating to reorganization, bankruptcy and insolvency of the Company, and the appointment of a receiver. (Section 15.01)

      The ISU 1923 Indenture Trustees are required to give notice of any default to bondholders within 90 days after the occurrence thereof, unless such default is cured before the giving of such notice (except in the case of certain defaults, notice of which is not to be given by such Trustees until at least 60 days after the occurrence thereof). The ISU Indenture Trustees may withhold notice of default (except in the payment of principal of, or interest or premium (if any) on, any of the bonds or in the payment of any sinking fund or purchase fund installment) if the ISU Corporate Trustee determines that such withholding is in the interest of the bondholders. (Section 17.11)

      Holders of a majority of the principal amount of outstanding bonds may direct the method, time, and place of conducting any proceedings for any remedy available to the ISU Indenture Trustees for any sale of the property subject to the lien of the ISU 1923 Indenture, or for the foreclosure of the ISU 1923 Indenture, or for the appointment of a receiver, or for the taking of any other action authorized by the ISU 1923 Indenture in respect of a default or refraining therefrom. (Section 15.05)

      The ISU Indenture Trustees are not required to take action to enforce any remedy unless provided with satisfactory indemnity against costs, expenses and liabilities which may be incurred thereby. (Section 15.15)

      The Company must file an annual certificate with the ISU Corporate Trustee as to compliance with the provisions of the ISU 1923 Indenture and as to the absence of default with respect to any of the covenants contained in the ISU 1923 Indenture. (Section 14.03)

Voting of Class "A" Bonds

     The Trustee will, as holder of any Class "A" Bonds issued under the ISU 1923 Indenture, attend such meetings of bondholders under the ISU 1923 Indenture, or deliver its proxy in connection therewith, as relate to matters with respect to which it is entitled to vote or consent. The Mortgage provides that, so long as no Event of Default as defined in the Mortgage has occurred or is continuing, the Trustee will, as holder of such Class "A" Bonds, vote or consent:

      (a)  in favor of amendments or modifications to the  ISU
1923 Indenture of substantially the same tenor and effect as the following, together with all amendments and modifications required to effectuate the following:

               (i) to provide that, whenever the ISU 1923 Indenture requires authorization by, or a resolution of, the Board of Directors or an Executive Committee thereof for the issuance of a series of bonds or the determination of the terms thereof, the requirement shall be
               satisfied   if  the  action  taken   would   be
               sufficient  for  the issuance of  a  series  of
               bonds, or the determination of the terms thereof, under the Mortgage;

               (ii) to eliminate the maintenance fund and to provide that, to the extent Property Additions or bonds previously outstanding have been taken as a credit, or cash held by the ISU Corporate Trustee has been deposited, in each case to satisfy the Maintenance Fund Requirements, such Property Additions, previously outstanding bonds and cash may be used for any purpose under the ISU 1923 Indenture (including as a basis for the issuance of bonds) as if they had never been so credited or deposited;

               (iii)      to  permit bonds to be issued  in  a
               principal amount equal to 75%, instead of 60%, of Property Additions;

               (iv) to eliminate the Net Earnings requirements for all purposes, including in connection with the issuance of bonds;

               (v)   to  broaden the definition  of  "Property
               Additions" to include property not used by the Company in its electric, gas or steam business;

               (vi) to permit the release, without compliance with other provisions of the ISU 1923 Indenture, of any property, provided that (1) the fair value of property released pursuant to this provision, together with the fair value of all other property so released in the then current calendar year, shall not exceed an amount equal to the greater of $5,000,000 and 3% of the aggregate principal amount of bonds then outstanding under the ISU 1923 Indenture;

               (vii) to permit the withdrawal by the Company, without compliance with other provisions of the ISU 1923 Indenture, of cash in an amount, together with other amounts paid over to the Company pursuant to this provision in the then current calendar year, up to the greater of $5,000,000 and 3% of the aggregate principal amount of the bonds then outstanding under the ISU 1923 Indenture; provided that such cash must be expended for Property Additions;

               (viii) to increase the amount of cash withdrawable by the Company on the basis of retired property from 100% of the cost or fair value of such property to 133-1/3% of such cost or fair value;

               (ix) to raise the minimum dollar amount of any one fire loss which must be payable to the ISU Indenture Trustees from $10,000 to an amount equal to the greater of $5,000,000 and 3% of the aggregate principal amount of bonds then outstanding under the ISU 1923 Indenture;

               (x)   to  modify  the definition of  "defaults"
               under   the   ISU   1923   Indenture   to    be
               substantially the same as "Events of Default" under the Mortgage;

               (xi) to modify the provisions of the ISU 1923 Indenture for the acceleration of the maturity of bonds to provide that (1) action by the holders of a majority (rather than the current 25%) in principal amount of the then outstanding bonds is required to accelerate the maturity of all outstanding bonds upon default and (2) any such acceleration and its consequences are automatically rescinded (rather than at the option of the holders as is currently provided) upon the curing of all defaults;

               (xii)     to reduce the quorum requirements for
               bondholder meetings from 80% to a majority; and

               (xiii) to modify the remedies provisions to increase to a majority from 25% the percentage of the principal amount of bonds, the holders of which must have requested the ISU Corporate Trustee to take action before individual holders may institute suits against the Company.

     (b)  with respect to any other amendments or
modifications to the ISU 1923 Indenture, as follows:

     the Trustee will vote all Class "A" Bonds issued under the ISU 1923 Indenture then held by it, or consent with respect thereto, proportionately with what is reasonably believed to be the vote or consent of the holders of all other bonds outstanding under the ISU 1923 Indenture, the holders of which are eligible to vote or consent; provided, however, that (i) at any time such Class "A" Bonds under the ISU 1923 Indenture held by the Trustee constitute a majority of the principal amount of the Outstanding bonds under the ISU 1923 Indenture or (ii) at any time such Class "A" Bonds held by the Trustee constitute less than such a majority but there is a proposed amendment or modification of the ISU 1923 Indenture which, if it were an amendment or modification of the Mortgage (See "DESCRIPTION OF THE SECURITIES - Modification of the Mortgage"), would require the consent of Holders, then, in either case, the Trustee may only vote such Class "A" Bonds in accordance with the vote of the Holders of at least a majority of the principal amount of the securities casting a vote and shall seek that vote in accordance with the provisions of the Mortgage applicable to required votes of Holders in respect of amendments or modifications to the Mortgage.

                            EXPERTS

      The financial statements and schedules included in the latest Annual Report on Form 10-K of the Company have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

                         LEGAL MATTERS

      The legality of the Securities will be passed upon for the Company by Stephen W. Southwick, Vice President, General Counsel & Secretary of the Company, 200 First Street S.E., Cedar Rapids, Iowa 52401, and by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004, and for any underwriters, dealers, agents or purchasers by Dorsey & Whitney, P.L.L.P., 801 Grand; Suite 3900, Des Moines, Iowa 50309. However, all matters pertaining to the Lien of the Mortgage will be passed upon only by Bradley & Riley, P.C., special Iowa Counsel to the Company, and by Stephen W. Southwick, Vice President, General Counsel & Secretary. All matters pertaining to organization of the Company, titles to property and franchises will be passed upon only by Stephen W. Southwick, Vice President, General Counsel & Secretary.


        PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

           The estimated expenses in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions are as follows:

     Registration Fee--Securities and Exchange Commission     $  86,207
     Printing and Engraving Cost                              $  70,000
     Trustee's Charges including Authentication               $  10,000
     Attorney's Fees and Expenses                             $ 180,000
     Accountant's Fees and Expenses                           $  75,000
     Blue Sky Expenses                                        $  15,000
     Rating Agency Fees                                       $  80,000
     Recording Fees                                           $ 120,000
     Miscellaneous                                            $   5,000

       Total                                                  $ 641,207


Item 15. Indemnification.

      Section 490.851 of the Iowa Business Corporations Act ("IBCA") grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts.
Section 6.1 of the Registrant's Bylaws, as amended, provides for indemnification of directors and officers of the Registrant to the full extent permitted by Section 490.851 of the IBCA. Section 6.1 further requires the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the
Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted and incurred against such person in any such capacity or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of Section 6.1. Section 2 of Article Ninth of the Registrant's Amended Articles of Incorporation, however, requires that the Registrant may, but is not required to, maintain such insurance.

     Section 490.832 of the IBCA grants corporations organized thereunder, such as the Registrant, the authority to adopt a provision in their respective articles of incorporation eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or to its shareholders for monetary damages for certain breaches of fiduciary duty as a director. Section 1 of Article Ninth of the Amended Articles of Incorporation of the Registrant eliminates the personal liability of each director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve any intentional misconduct or knowing violation of the law, (iii) any transaction from which the director derived an improper personal benefit, or (iv) under Section 490.833 of the IBCA relating to liability for unlawful distribution.

      The foregoing statements are subject to the detailed provisions of Sections 490.832, 490.833 and 490.851 of the IBCA, Article Ninth of the Amended Articles of Incorporation of the Registrant and Section 6.1 of the Bylaws, as amended of the Registrant, as applicable and should be read in conjunction therewith for a more full understanding of their affect on the Registrant.

      The Registrant's directors' and officers' insurance policies are designed to reimburse the Registrant for any payments made by it pursuant to the foregoing indemnification provisions.

                               II - 1


      The proposed form of underwriting agreement for the Securities contains provisions under which the underwriters agree to indemnify the directors and officers of the Registrant against certain liabilities under The Securities Act of 1933.

Item 16. Exhibits.

     See Exhibit Index on Page II - 6.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

      (1)  To file, during any period in which offers or sales
are   being   made,   a  post-effective  amendment   to   this
Registration Statement:

           (i)   To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, or Form S-8, and the information required to be included in a Post-Effective Amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)   To  remove from registration by means of  a  Post-
Effective Amendment any of the securities which remain unsold at the termination of the offering.

     (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                            II - 2


      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the
Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            II - 3


                       POWER OF ATTORNEY

      Each person whose signature appears below authorizes Lee Liu, Blake O. Fisher, Jr. and Richard A. Gabbianelli, or any one of them to execute in the name of each such person who is then an officer or director of the Registrant, and to file any amendments to this Registration Statement, including post-effective amendments, necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, which amendments may make such changes in such Registration Statement as the above-named attorneys, or any of them, may deem appropriate.

                          SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on the 31st day of July, 1995.

                                   IES UTILITIES INC.



                              By:  /s/  Blake O. Fisher, Jr.
                                   Blake O. Fisher, Jr.,
                                   President, Chief Operating Officer
                                   & Chief Financial Officer and Director

      Pursuant to the requirements of the Securities Act of 1933, such Registration Statement has been signed below on the 31st day of July, 1995, by the following persons in the capacities indicated:


           Signature                     Title

 /s/       Lee Liu                       Chairman of the Board &
           Lee Liu                       Chief Executive Officer
                                         (Principal Executive Officer)

 /s/       Blake O. Fisher, Jr.          President, Chief Operating Officer &
           Blake O. Fisher, Jr.          Chief Financial Officer and Director
                                         (Principal Financial Officer)

 /s/       Richard A. Gabbianelli        Controller & Chief Accounting Officer
           Richard A. Gabbianelli        (Principal Accounting Officer)

 /s/       C.R.S. Anderson               Director
           C.R.S. Anderson

 /s/       J. Wayne Bevis                Director
           J. Wayne Bevis


 /s/       Dr. George Daly               Director
           Dr. George Daly


                            II - 4


           Signature                     Title

 /s/       G. Sharp Lannom, IV           Director
           G. Sharp Lannom, IV

 /s/       Jack R. Newman                Director
           Jack R. Newman


 /s/       Robert D. Ray                 Director
           Robert D. Ray


 /s/       David Q. Reed                 Director
           David Q. Reed


 /s/       Henry Royer                   Director
           Henry Royer


 /s/       Robert W. Schlutz             Director
           Robert W. Schlutz


 /s/       Anthony R. Weiler             Director
           Anthony R. Weiler


                            II - 5


                         EXHIBIT INDEX

Exhibit Number                List of Exhibits

1(a) Proposed form of Underwriting Agreement relating to Collateral Trust Bonds ("Bonds").

1(b) Proposed form of Underwriting Agreement relating to Securities other than Bonds (to be filed by amendment).

*4(a) Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993, between the Company (formerly Iowa Electric Light and Power Company ("IE")) and The First National Bank of Chicago, as Trustee ("Mortgage") (Filed as Exhibit 4(c) to IE's Form 10-Q for the quarter ended September 30, 1993).

*4(b)     Supplemental Indentures to the Mortgage:

Number          Dated as of                File Reference         Exhibit

First          October 1, 1993           Form 10-Q, 11/12/93        4(d)
Second         November 1, 1993          Form 10-Q, 11/12/93        4(e)
Third          March 1, 1995             Form 10-Q, 5/12/95         4(b)

4(c) Proposed form of Fourth Supplemental Indenture establishing the series of Bonds
          (including form of Bonds).

*4(d)     Indenture of Mortgage and Deed of Trust, dated
          as of August 1, 1940,  between the
          Company (formerly IE) and The First National Bank of
          Chicago, Trustee (1940 Indenture)
          (Filed   as  Exhibit  2(a)  to  IE's  Registration
          Statement, File No. 2-25347).

*4(e)     Supplemental Indentures to the 1940 Indenture:

Number          Dated as of          IE File Reference     Exhibit

First           March 1, 1941             2-25347           2(a)
Second          July 15, 1942             2-25347           2(a)
Third           August 2, 1943            2-25347           2(a)
Fourth          August 10, 1944           2-25347           2(a)
Fifth           November 10, 1944         2-25347           2(a)
Sixth           August 8, 1945            2-25347           2(a)
Seventh         July 1, 1946              2-25347           2(a)
Eighth          July 1, 1947              2-25347           2(a)
Ninth           December 15, 1948         2-25347           2(a)
Tenth           November 1, 1949          2-25347           2(a)
Eleventh        November 10, 1950         2-25347           2(a)
Twelfth         October 1, 1951           2-25347           2(a)
Thirteenth      March 1, 1952             2-25347           2(a)
Fourteenth      November 5, 1952          2-25347           2(a)
Fifteenth       February 1, 1953          2-25347           2(a)
Sixteenth       May 1, 1953               2-25347           2(a)
Seventeenth     November 3, 1953          2-25347           2(a)
Eighteenth      November 8, 1954          2-25347           2(a)
Nineteenth      January 1, 1955           2-25347           2(a)
Twentieth       November 1, 1955          2-25347           2(a)
Twenty-first    November 9, 1956          2-25347           2(a)
Twenty-second   November 6, 1957          2-25347           2(a)

                            II - 6

Number             Dated as of      IE File Reference      Exhibit

Twenty-third    November 4, 1959          2-25347           2(a)
Twenty-fourth   November 3, 1959          2-25347           2(a)
Twenty-fifth    November 1, 1960          2-25347           2(a)
Twenty-sixth    January 1, 1961           2-25347           2(a)
Twenty-seventh  November  7, 1961         2-25347           2(a)
Twenty-eighth   November  6, 1962         2-25347           2(a)
Twenty-ninth    November  5, 1963         2-25347           2(a)
Thirtieth       November  4, 1964         2-25347           2(a)
Thirty-first    November  2, 1965         2-25347           2(a)
Thirty-second   September 1, 1966   Form 10-K, 1966         4.10
Thirty-third    November  30, 1966  Form 10-K, 1966         4.10
Thirty-fourth   November  7, 1967   Form 10-K, 1967         4.10
Thirty-fifth    November  5, 1968   Form 10-K, 1968         4.10
Thirty-sixth    November  1, 1969   Form 10-K, 1969         4.10
Thirty-seventh  December 1, 1970    Form 8-K, 12/70         1
Thirty-eighth   November  2, 1971         2-43131           2(g)
Thirty-ninth    May 1, 1972         Form 8-K, 5/72          1
Fortieth        November  7, 1972         2-56078           2(i)
Forty-first     November  7, 1973         2-56078           2(j)
Forty-second    September 10, 1974        2-56078           2(k)
Forty-third     November  5, 1975         2-56078           2(l)
Forty-fourth    July 1, 1976        Form 8-K, 7/76          1
Forty-fifth     November  1, 1976   Form 8-K, 12/76         1
Forty-sixth     December  1, 1977         2-60040           2(o)
Forty-seventh   November  1, 1978   Form 10-Q, 6/30/79      1
Forty-eighth    December  1, 1979   Form S-16, 2-65996      2(q)
Forty-ninth     November  1, 1981   Form 10-Q, 3/31/82      2
Fiftieth        December  1, 1980   Form 10-K, 1981         4(s)
Fifty-first     December  1, 1982   Form 10-K, 1982         4(t)
Fifty-second    December  1, 1983   Form 10-K, 1983         4(u)
Fifty-third     December  1, 1984   Form 10-K, 1984         4(v)
Fifty-fourth    March 1, 1985       Form 10-K, 1984         4(w)
Fifty-fifth     March 1, 1988       Form 10-Q, 5/12/88      4(b)
Fifty-sixth     October 1, 1988     Form 10-Q, 11/10/88     4(c)
Fifty-seventh   May 1, 1991         Form 10-Q, 8/13/91      4(d)
Fifty-eighth    March 1, 1992       Form 10-K, 1991         4(c)
Fifty-ninth     October 1, 1993     Form 10-Q, 11/12/93     4(a)
Sixtieth        November  1, 1993   Form 10-Q, 11/12/93     4(b)
Sixty-first     March 1, 1995       Form 10-Q, 5/12/95      4(a)

4(f) Proposed form of Sixty-second Supplemental Indenture providing for the issuance of
          Class "A" Bonds under the 1940 Indenture.

*4(g)     Indenture or Deed of Trust dated as of February
          1, 1923, between the Company
          (successor to Iowa Southern Utilities Company (IS) as a result of merger of IS and IE) and The Northern Trust Company (The First National Bank of Chicago, successor) and
          Harold H. Rockwell (Richard D. Manella, successor), as Trustees (ISU 1923 Indenture)
          (Filed as Exhibit B-1 to File No. 2-1719)


                            ll - 7

*4(h)     Supplemental Indentures to the ISU 1923 Indenture:

     Dated as of        IS File Reference      Exhibit

     May 1, 1940             2-4921             B-1-k
     May 2, 1940             2-4921             B-1-l
     October 1, 1945         2-8053             7(m)
     October 2, 1945         2-8053             7(n)
     January 1, 1948         2-8053             7(o)
     September 1, 1950       33-3995            4(e)
     February 1, 1953        2-10543            4(b)
     October 2, 1953         2-10543            4(q)
     August 1, 1957          2-13496            2(b)
     September 1, 1962       2-20667            2(b)
     June 1, 1967            2-26478            2(b)
     February 1, 1973        2-46530            2(b)
     February 1, 1975        2-53860            2(aa)
     July 1, 1975            2-54285            2(bb)
     September 2, 1975       2-57510            2(bb)
     March 10, 1976          2-57510            2(cc)
     February 1, 1977        2-60276            2(ee)
     January 1, 1978         0-849              2
     March 1, 1979           0-849              2
     March 1, 1980           0-849              2
     May 31, 1986            33-3995            4(g)
     July 1, 1991            0-849              4(h)
     September 1, 1992       0-849              4(m)
     December 1, 1994        Form 10-K, 1994    4(f)

5         Opinion of Stephen W. Southwick, Vice President,
          General Counsel & Secretary as to the
          legality of the Securities (including consent of counsel).

*12       Ratio of Earnings to Fixed Charges (Filed as Exhibit
          12 to the Company's Form 10-Q for
          the quarter ended June 30, 1995).

23(a)     Consent of Arthur Andersen LLP.

23(b)     Consent of Stephen W. Southwick, Vice
          President, General Counsel & Secretary
          (contained in Exhibit 5).

24 Power of Attorney (included on p. II - 4 of the Registration Statement).

25        Form T-1 Statement of Eligibility under The Trust
          Indenture Act of 1939 of The First
          National Bank of Chicago, as Trustee under The
          Mortgage.

26 Form of Letter to Prospective Purchasers regarding the Securities.

__________________

* The exhibits listed above and marked with an asterisk were filed as exhibits to registration statements or reports previously filed with the Commission under the exhibit number and file reference number shown after each such exhibit, and they are hereby incorporated herein by reference.


                            II - 8